Exhibit 99.1

Broadwind Energy Announces Significant Gearing Orders

Company Transformation Progresses as Labor Negotiations Conclude

Cicero, Ill., July 1, 2014 — Broadwind Energy, Inc. (NASDAQ: BWEN) announced an $8 million gearing order to be produced by its Brad Foote Gear Works, Inc. subsidiary for 2015 delivery.

Broadwind President and CEO Peter Duprey stated, “I am encouraged to see our transformation efforts in this business segment starting to bear fruit. With this order, our second quarter Gearing orders totaled nearly $19 million, the highest quarterly order rate in over four years, including a mix of wind and industrial orders. Industrial orders have strengthened in recent weeks due to increased demand for gears used in natural gas production equipment and growth in demand from steel customers. In addition, we recently concluded our Gearing plant labor union negotiation, and with our plant consolidation essentially complete, we are seeing visible incremental improvement in our production flow. Together, these factors indicate to us that our turnaround of the Gearing business is gaining traction.”

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, steel, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of over 800 employees is committed to helping customers maximize performance of their investments — quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements

This release includes various forward-looking statements related to future, not past, events. Statements in this release that are not historical are forward-looking statements. These statements are based on current expectations, and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working capital; our restructuring plans and the associated cost savings; our ability to preserve and utilize our tax net operating loss carry-forwards; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those contained in Part I, Item 1A “Risk Factors” of our Annual Reports on Form 10-K.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA CONTACT: Jody Burfening/Carolyn Capaccio, 212.838.3777 ccapaccio@lhai.com